Exhibit 3.1

FIRST AMENDMENT OF THE BY-LAWS
OF
SUNSHINE PCS CORPORATION

     Pursuant to written action of signed by the sole member of the Board of Directors of Sunshine PCS Corporation, a Delaware corporation (the “Corporation”), the By-laws of the Corporation are amended as follows:

1. Article VI of the By-laws is amended in its entirety to read as follows:

     “ARTICLE VI
CERTIFICATES OF STOCK

     Section 1. Shares of the Corporation may be certificated, uncertificated, or a combination thereof as determined by the Board of Directors. Certificates representing shares shall be signed by the chairman or the president or a vice president and by the secretary or an assistant secretary or the treasurer or an assistant treasurer, and shall certify the number of shares represented. Where any such certificate is signed by a transfer agent other than the Corporation or its employee, or by a registrar other than the Corporation or its employee, the signatures of the chairman, president, vice president, secretary, assistant secretary, treasurer or assistant treasurer upon such certificate may be facsimiles, engraved or printed. In case any such officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such before such certificate is issued, it may be issued by the Corporation with the same effect as if such officer had not ceased to be such at the time of its issue.

     Except as otherwise required by law, transfers of shares of stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, or with a transfer clerk or a transfer agent appointed as in Section 4 of this Article provides, and, in the case of certificated shares, on surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes thereon. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation. The Board may, from time to time, make such additional rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer, or registration of shares of the capital stock of the Corporation.

     Section 2. No certificate for shares of stock of the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation, if the Board of Directors shall so require, of a bond of indemnity in such amount (not exceeding twice the value of the shares represented by such certificate), upon such terms and secured by such surety as the Board of Directors may in its discretion require.

     Section 3. The Board of Directors may appoint one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates for shares of stock to bear the signature or signatures of any of them.”

I swear that the foregoing is true and accurate and that I have authority to sign this document on behalf of the corporation.

Dated: January 8, 2010	/s/ David S. Ahl
David S. Ahl
Chief Executive Officer and Director